Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158739

Prospectus Supplement
(To Prospectus dated May 4, 2009)

7,000,000 Shares

Duff & Phelps Corporation

Class A Common Stock

We are offering 7,000,000 shares of Class A common stock of Duff & Phelps Corporation.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DUF.” The last reported sale price of our Class A common stock on May 12, 2009 was $15.09 per share.

Investing in our Class A common stock involves certain risks. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$14.75	$103,250,000
Underwriting discount	$0.7375	$5,162,500
Proceeds, before expenses, to us	$14.0125	$98,087,500

To the extent that the underwriters sell more than 7,000,000 shares of Class A common stock, they have the option to purchase up to an additional 1,050,000 shares from us on the same terms and conditions set forth above.

The underwriters expect to deliver the shares against payment in New York, New York on May 18, 2009.

Goldman, Sachs & Co.

William Blair & Company

Fox-Pitt Kelton Cochran Caronia Waller

Keefe, Bruyette & Woods

Prospectus Supplement dated May 13, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Class A common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Class A common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Class A common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, references to the “Company,” “we,” “us” and “our” refer to Duff & Phelps Corporation, a Delaware corporation, and its consolidated subsidiaries for periods subsequent to October 3, 2007, the date we consummated our initial public offering (the “IPO”) and related transactions. References to “Predecessor” refer to Duff & Phelps Acquisitions, LLC (“D&P Acquisitions”) and its subsidiaries prior to the IPO. References to “revenue” refer to revenue before reimbursable expenses unless otherwise noted.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors section that are included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is only a summary and does not contain all of the information you should consider before investing in our Class A common stock. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, especially the risks of investing in our Class A common stock discussed under “Risk Factors” in our annual report filed on Form 10-K for the year ended December 31, 2008 and our consolidated financial statements and notes to those consolidated financial statement incorporated by reference herein, before making an investment decision.

Our Business

We are a leading provider of independent financial advisory, corporate finance consulting and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments in the areas of valuation, transactions, financial restructuring, disputes and taxation. We believe the Duff & Phelps brand is associated with a high level of professional service and integrity, knowledge leadership and independent, trusted advice. With 948 experienced and credentialed client service professionals at March 31, 2009, we serve a global client base through offices in 24 cities, comprised of offices in 18 U.S. cities, including New York, Chicago, Dallas and Los Angeles, and six international offices located in Amsterdam, London, Munich, Paris, Shanghai and Tokyo.

We provide our services through our Financial Advisory, Corporate Finance Consulting and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Corporate Finance Consulting segment provides services related to portfolio valuation, financial engineering, strategic value advisory and due diligence. Finally, our Investment Banking segment provides mergers and acquisitions (“M&A”) advisory services, transaction opinions and restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations. Effective January 1, 2009, in order to align our segment reporting with the focus of our business in 2009 and beyond, the Corporate Finance Consulting business, formerly part of Financial Advisory, has become a third reporting segment.

We serve a broad base of clients and work collaboratively to identify and capture new business opportunities. For the quarter ended March 31, 2009, we generated 68.2% of our revenues from our Financial Advisory segment, 16.4% from our Corporate Finance Consulting segments and 15.4% of our revenues from our Investment Banking segment.

We provide our services globally to a wide variety of companies who are in need of industry-leading, customized financial advice. Our clients include publicly-traded and privately-held companies, government entities and investment firms such as private equity firms and hedge funds. Additionally, we maintain extensive relationships with law, accounting and investment banking firms from whom we receive referral business.

We have a collaborative culture that is based on a team approach. This approach promotes the cross-selling of new business opportunities across practice groups and enables us to deliver the most appropriate Duff & Phelps professionals to meet a client's needs. In addition, our integrated, multi-disciplinary approach enables us to cross-staff our professionals across multiple service lines to better manage the utilization of our staff. We believe that, as a result of our firm's culture, global scale, broad service offering and strong brand name, Duff & Phelps provides an attractive career platform, which allows us to attract and retain highly qualified professionals.

From the year ended December 31, 2004 through the year ended December 31, 2008, our revenue has increased from $28.9 million to $381.5 million through a combination of acquisitions and organic growth. Our number of client service professionals has increased from 75 at December 31, 2004 to 948 at March 31, 2009.

Our History

The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings, Ltd. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the Duff & Phelps business, was acquired by Webster Financial Corporation (“Webster”). In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick Partners LLC (“Lovell Minnick”).

In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar Capital Partners (“Vestar”), another leading private equity firm, to acquire the Corporate Value Consulting business (“CVC”) from the Standard & Poor's division of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). CVC was formed in the 1970s, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PricewaterhouseCoopers (“PwC”) and were subsequently acquired by McGraw-Hill in 2001, thereby establishing independence from the audit practice of PwC. In connection with the acquisition of CVC, D&P Acquisitions was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin Capital Partners, LLC (“Chanin”), an independent specialty investment bank providing restructuring advisory services. In early October 2007, we completed our IPO, and began consolidating the financial results of D&P Acquisitions.

On September 1, 2007, the Company entered into a stock purchase agreement with Shinsei Bank, Limited (“Shinsei”), a Japanese corporation, pursuant to which the Company agreed to sell to Shinsei 3,375,000 shares of Class A common stock (the “Shinsei Investment”). The Shinsei investment was released from escrow and closed on October 3, 2007. At March 31, 2009, Shinsei's equity interest in Duff & Phelps Corporation represents approximately 9% of the combined Class A and Class B shares of the Company.

Recent Developments

The current global recession, especially the dislocation of the credit markets and the financial services industry, continues to present us with opportunities and challenges. While our service offerings that are generally correlated to the volume of M&A transactions, including valuation advisory, M&A advisory, transaction opinions and due diligence, continue to experience reduced demand, growth in other business units offset to some extent this reduction in 2008 with opportunities arising from counter-cyclical and non-cyclical services. Services we believe to be counter-cyclical include our global restructuring services, dispute consulting, and goodwill impairment testing in conjunction with Statement of Financial Accounting Standards (“SFAS”) 142. Services we believe to be non-cyclical include portfolio valuation, financial engineering and tax services.

We believe our full year 2008 and first quarter 2009 revenue performance demonstrates the resiliency of our balanced portfolio of services and diversified client base.

•	In 2008, our revenue increased to $381.5 million, or 11.8%, from a combination of organic growth and acquisitions, compared to $341.2 million for the year ended December 31, 2007. As mentioned above, we only had two reportable segments in 2008, Financial Advisory and Investment Banking. Revenue attributable to the Financial Advisory segment increased by 19.3%, partially offset by a 12.0% decrease in revenues from our Investment Banking segment. Growth attributable to our Financial Advisory segment was driven by demand from the

Corporate Finance Consulting, Tax Services, and Dispute and Legal Management Consulting business units throughout 2008, and to a lesser extent the Valuation Advisory business unit during the first half of 2008. Our Investment Banking segment was impacted by the general economic environment and dislocation in the credit markets which led to a lower volume of M&A transactions and a decline in revenue.
•	For the quarter ended March 31, 2009, our revenues were $89.3 million, compared to $93.2 million for the quarter ended March 31, 2008. The decrease in revenues primarily resulted from a 28.7% decrease in revenues attributable to our Investment Banking segment and a 0.9% decrease in revenues from our Financial Advisory segment. These decreases were offset by a 17.7% increase in revenues provided by our Corporate Finance Consulting segment. Our Investment Banking segment and the Valuation Advisory business of our Financial Advisory segment were impacted by the general economic environment and dislocation in the credit markets which led to a substantially lower volume of M&A and real estate transactions and a decline in revenues. Revenue growth attributable to our Corporate Finance Consulting segment was driven by demand for our Portfolio Valuation services and to a lesser extent our Financial Engineering and Strategic Value Advisory services. This growth was partially offset by a decrease in revenues from our Due Diligence business as a result of a lower volume of M&A transactions.

We expanded the business through targeted acquisitions that strengthen our core services:

Effective Date	Acquisition	Description
8/8/08	Financial and IP Analysis, Inc. (d/b/a The Lumin Expert Group)	Financial consulting firm that specializes in intellectual property dispute support and expert testimony.
7/31/08	Kane Reece Associates, Inc.	Valuation, management and technical consulting firm with a focus on the communications, entertainment and media industries.
7/15/08	World Tax Service US, LLC	Tax advisory firm focused on the delivery of specialized international and domestic tax services.
4/11/08	Dubinsky & Company, PC	Washington, D.C. metro based specialty consulting firm primarily focused on litigation support and forensic services.

We continue to evaluate potential acquisition opportunities.

We continue to build out our global restructuring capabilities with the addition of a European team complementing our strong U.S.-based franchise. We have recently increased our global restructuring capability by adding experienced restructuring professionals in Paris, including three managing directors.

We have maintained a strong balance sheet. We have maintained a strong balance sheet with $49.4 million of cash and cash equivalents and $42.7 million of debt reflected on our balance sheet at March 31, 2009. In addition, we intend to pay down the full balance of our term-loan facility with a portion of the net proceeds we receive in this offering.

Our Competitive Strengths

We believe our key competitive strengths include:

•	Positioned to capitalize on key secular trends. Strong secular trends continue to drive our business. These trends include the need for greater transparency, the proper application of fair value accounting, demands for independence and a greater level of corporate restructurings. The current economic environment underscores the benefits of these drivers of our business. In addition, the emerging global regulatory and accounting landscape continues to present opportunities for us to help our clients navigate through complex issues relating to valuation and objective presentation of value on their financial statements.
•	Ability to capitalize on today's volatile market environment. As a result of the current market environment, we have experienced an increase in the number of engagements from companies seeking our experience and expertise in valuation analysis. Recent engagements include valuing certain of the Department of the Treasury's TARP securities for the U.S. Congressional Oversight Panel, numerous investment portfolio valuations for corporations, financial sponsors and hedge funds, and a growing pipeline of restructuring assignments. We also expect other counter-cyclical services, including dispute consulting and goodwill impairment testing, to experience increased demand given the current environment.
•	Strong brand name with leading market positions and global presence. We believe that the Duff & Phelps brand is well-recognized and associated with independent, trusted advice, knowledge leadership and technical expertise in the fields of finance, valuation, accounting and tax. We have a leading market position for many of the services that we provide. For example, we believe we are the industry's leading independent practice providing purchase price allocation services as well as the leading provider of portfolio valuation services. Additionally, according to Thomson Financial, we were the third-ranked provider of fairness opinions in the U.S. and the thirteenth-ranked provider of fairness opinions in the world based on number of opinions delivered in 2008. We deliver our services through offices in 24 cities, including six international offices. We believe our ability to operate in an integrated global manner provides us with a competitive advantage over many of our competitors to perform complex engagements that span multiple countries and continents.
•	Independent provider of financial advisory services. We consider ourselves independent because, among other things, we do not provide our clients with audit or Sarbanes-Oxley Act Section 404 compliance services, and we do not engage in public capital raising, trading, underwriting or lending activities. We believe that our independent and objective perspective is highly valued by our clients in various financial and strategic settings.
•	Broad and balanced service offering for all markets. We have a broad and well-balanced service offering. Our service offerings span across cyclical, non-cyclical and counter-cyclical activities and provide for revenue diversification through both time-and-materials-based and success-based fee structures. Our broad service offering allows us to better serve our global client base by drawing solutions from our various areas of expertise, reduce our dependence on any one service offering and promote cross-selling of our services and the development of our client service professionals. We believe that our revenue and earnings performance for 2008 and the quarter ended March 31, 2009 demonstrate the resiliency of our balanced portfolio of services and diversified client base, whose demand for complex financial advisory and valuation services continues in this uncertain economic environment.
•	Long-standing, diverse client relationships. We have achieved long-standing client relationships by providing advice on issues involving highly technical and complex assessments of value. We proactively assess the needs of our clients and deliver the full resources of our firm to address their issues, working collaboratively with our clients' other advisors, including law firms and accounting firms, to provide services which these advisors cannot provide either because they lack the expertise or due to conflict issues. We provide services to a diverse base of clients, including public and private companies, government entities, investment firms such as private equity firms and hedge funds and professional services firms, such as law firms and public accounting firms. In 2008, we performed over 4,900 engagements for approximately 2,300 clients and our client base included approximately 37% of S&P 500 companies. For the full year ended 2008, our top ten clients represented 8.5% of our revenues and no single client accounted for more than 1.1% of our revenues.
•	Critical mass of highly qualified and experienced professionals. We believe our core asset is our professional staff, their intellectual capital, their professional relationships and their dedication to providing the highest quality services to our clients. With 948 highly qualified and credentialed client service professionals at March 31, 2009, we can execute large and complex advisory assignments that we believe many of our competitors cannot. Many of our client service professionals are regarded as industry leaders, have previously held senior positions at large accounting and investment banking firms, hold advanced degrees or occupy or have occupied positions on national trade boards and trade associations. We believe individuals are attracted to us as an employer because we combine the stability, professionalism and client relationships of a large firm with the collaborative culture and conflict-free environment of a smaller, high growth firm, which enables our personnel to maximize their commercial potential and career development opportunities.
•	Distinctive, collaborative culture. We have developed a collaborative culture that is based on a team approach which aims to deliver the most appropriate Duff & Phelps client service professionals to meet a client's needs, regardless of the source of the client engagement. Our culture is exemplified by this team approach, the meritocracy under which client service professionals are promoted, the cross-selling of services between our practice groups and the cross-staffing by which client service professionals are encouraged to assist in other areas of client projects outside of their core practice group.

Our Growth Strategy

We intend to grow our business by:

•	Expanding services to our existing clients. We intend to use our broad service offering, our leading market positions and our entrenched client relationships to continue penetrating our existing clients. Given recent acquisitions and additions of new business lines and professionals, we believe we have a meaningful opportunity to increase revenue through increased penetration of existing clients.
•	Leveraging our client base. We aim to significantly expand our client base and increase our overall share of the markets we serve. Despite holding market-leading positions in many of our service offerings, we operate in highly fragmented industries and believe there are significant opportunities to serve clients with whom we have no current relationship.
•	Growing our global presence. We believe that the continuing convergence of international and U.S. accounting standards and increasing global restructuring activity have created a significant opportunity for global expansion of our services. In addition, we believe we have a significant opportunity to leverage our reputation and capabilities in the U.S. to Europe and Asia. We have six international offices located in Amsterdam, London, Munich, Paris, Shanghai and Tokyo, and currently have over 135 client service professionals in our international locations. We intend to continue our growth in Europe and Asia in the future.
•	Enhancing our service offerings. We intend to expand our current capabilities around our core competencies and broaden the scope of our existing services to address the evolving needs of our clients and shifting market conditions. For example, in 2008, given the economic environment, we continued to invest in our global restructuring practice, as well as pursue targeted investments in Dispute and Legal Management Consulting and Tax Services.

•	Attracting additional highly qualified professionals. We believe our collaborative culture, differentiated business model, leading market positions and performance-based compensation structure will continue to enable us to attract and retain top client service professionals and provide a platform for career development. We are also benefiting from the current market dislocation in that we have been able to continue to hire seasoned professionals given our relative financial strength compared to many of our competitors.
•	Pursuing strategic acquisitions and alliances. We plan to expand our operations opportunistically through the acquisition of complementary businesses and by establishing strategic alliances.

Our Structure

The Company was incorporated on April 23, 2007 as a holding company for the purpose of facilitating the IPO and to become the sole managing member of D&P Acquisitions. In connection with the IPO, the Company sold 9,545,000 shares of Class A common stock. The IPO closed on October 3, 2007.

The IPO, together with the Shinsei Investment, resulted in the issuance by the Company of 12,920,000 shares of Class A common stock and net proceeds to the Company of $186.7 million. D&P Acquisitions used the contributed net proceeds from the IPO and the Shinsei Investment to redeem approximately $140.5 million of New Class A Units held by existing unitholders of D&P Acquisitions, $35.0 million used to repay borrowings and approximately $11.2 million for general corporate purposes.

As a result of the IPO and the Recapitalization Transactions (as defined and described below), the Company became the sole managing member of D&P Acquisitions and, through D&P Acquisitions and its subsidiaries, operates the Duff & Phelps business. Accordingly, although the Company has a minority economic interest in D&P Acquisitions (43.2% as of March 31, 2009), the Company has the sole voting power (100%) and controls the management of D&P Acquisitions. Immediately prior to the closing of the IPO, D&P Acquisitions effectuated certain transactions intended to simplify the capital structure of D&P Acquisitions (the “Recapitalization Transactions”). The net effect of the Recapitalization Transactions was to convert the multiple-class structure into a single new class of units called “New Class A Units.” The holders of New Class A Units, other than the Company, also own one share of the Company's Class B common stock for each New Class A Unit. The New Class A Units are exchangeable pursuant to an exchange agreement on a one-for-one basis for shares of the Company's Class A common stock. In connection with an exchange, a corresponding number of shares of Class B common stock are cancelled.

Our principal executive offices are located at 55 East 52nd Street, 31st Floor, New York, New York 10055, and our telephone number is (212) 871-2000. We maintain a website at www.duffandphelps.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

THE OFFERING

Class A common stock offered by us
7,000,000 shares of Class A common stock
Common stock outstanding after this offering(1)
22,887,770 shares of Class A common stock 17,301,251 shares of Class B common stock
Total shares of common stock to be outstanding after this offering
40,189,021 shares of common stock
Underwriters' option to purchase additional shares from us
1,050,000 shares of Class A common stock
Voting rights
One vote per share; Class A and Class B common stock voting together as a single class.
Use of proceeds
We estimate that our net proceeds from the sale of our Class A common stock in this offering, after deducting offering expenses and the underwriting discounts payable by us, will be approximately $97.5 million ($112.3 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, (i) to repay $42.4 million of outstanding borrowings under our credit agreement and (ii) to redeem approximately $51.6 million of New Class A Units of D&P Acquisitions held by Lovell Minnick and its affiliates and Vestar and its affiliates (at a price per unit equal to the public offering price per share). Any excess proceeds will be used by the Company for general corporate purposes.
If the underwriters exercise their over-allotment option to purchase additional shares, the additional proceeds will be used to redeem New Class A Units held by our employees, including certain of our executive officers, directors and entities affiliated with our directors. In the event that the underwriters do not exercise their over-allotment option in full, we will reduce each employee's redemption amount on a pro rata basis.
In connection with the redemption of the New Class A Units, a corresponding number of shares of Class B common stock will be cancelled as well. For further information, see “Use of Proceeds.”
Dividend policy
We have not paid any cash dividends. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determinations (including the size of our quarterly dividend described below) will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant. It is our present intention to institute a $0.05 per share quarterly dividend to holders of record of shares of our Class A common stock, as soon as practical following the repayment of our term-loan and termination of our credit agreement, or receipt of a waiver thereunder permitting such dividend. There can be no assurance when, if at all, either the termination or the waiver will occur. Any decision to terminate the credit agreement will depend on a number of factors, including our then current liquidity.
New York Stock Exchange symbol
“DUF”

(1)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at May 10, 2009.

Unless we specifically state otherwise, the information in this prospectus supplement:

•	does not take into account the sale of up to 1,050,000 shares of Class A common stock that the underwriters have the option to purchase from us;
•	assumes redemption of a number of New Class A Units with the proceeds from this offering and the cancellation of a corresponding number of shares of Class B common stock (see “Use of Proceeds”);
•	excludes 1,913,693 shares of Class A common stock issuable upon exercise of outstanding options;
•	excludes 1,529,094 shares reserved for future issuance under our 2007 Omnibus Stock Incentive Plan;
•	includes 2,332,477 restricted stock awards; and
•	assumes that all vested and unvested New Class A Units have been exchanged for Class A common stock.

USE OF PROCEEDS

Our net proceeds from the sale of our Class A common stock in this offering, after deducting offering expenses and the underwriting discounts payable by us, will be approximately $97.5 million ($112.3 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, (i) to repay $42.4 million of outstanding borrowings under our credit agreement and (ii) to redeem approximately $51.6 million of New Class A Units held by Lovell Minnick and its affiliates and Vestar and its affiliates (at a price per unit equal to the public offering price per share). Of this amount, we expect that approximately $23.6 million will be redeemed from Vestar and its affiliates (representing approximately 24% of its New Class A Units) and approximately $28.0 million will be redeemed from Lovell Minnick and its affiliates (representing approximately 34% of its New Class A Units). One of our directors, Sander M. Levy, is affiliated with Vestar. Jeffrey D. Lovell and Robert M. Belke, also members of our board of directors, are affiliated with Lovell Minnick. Noah Gottdiener, our Chairman and Chief Executive Officer, Gerard Creagh, our President, and Harvey Krueger, one of our independent directors, are members in a limited liability company managed by Vestar, which owns New Class A Units, a portion of which will be redeemed in connection with this offering. As a result, Messrs. Gottdiener, Creagh, and Krueger are each expected to receive approximately $53 thousand, $53 thousand and $42 thousand, respectively, as a result of such redemptions. Any excess proceeds will be used by the Company for general corporate purposes.

If the underwriters exercise their over-allotment option to purchase additional shares, the additional proceeds will be used to redeem New Class A Units held by our employees, including certain of our executive officers, directors and entities affiliated with our directors. In the event that the underwriters exercise the over-allotment option in full, approximately $14.7 million of New Class A Units held by our employees will be redeemed (at a price per unit equal to the public offering price), of which approximately $2.8 million will be redeemed from Mr. Gottdiener, approximately $1.0 million will be redeemed from Mr. Creagh, approximately $0.7 million will be redeemed from Jacob Silverman, our Executive Vice President and Chief Financial Officer, approximately $0.3 million will be redeemed from Brett Marschke, our Executive Vice President and Chief Operating Officer, approximately $0.2 million will be redeemed from Edward Forman, our Executive Vice President, General Counsel, and Secretary, and approximately $0.1 million will be redeemed from Mr. Krueger. In the event that the underwriters do not exercise their over-allotment option in full, we will reduce each employee’s redemption amount on a pro rata basis.

In connection with the redemption of the New Class A Units, a corresponding number of shares of Class B common stock will be cancelled as well. The table below shows the holdings as of March 31, 2009 of our executive officers and directors as a group, entities affiliated with Vestar and entities affiliated with Lovell Minnick before and after the offering, on a fully-exchanged basis.

	Prior to this offering		After giving effect to this offering and redemption of New Class A Units, assuming exercise in full of the underwriters' option
Name	Number	%	Number	%
All executive officers and directors as a group(1)	15,314,798	41.6	11,487,020	28.4
Entities affiliated with Vestar	6,624,395	18.0	5,024,395	12.5
Entities affiliated with Lovell Minnick	5,515,564	15.0	3,615,564	9.0

(1)	As officers of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Robert M. Belke and Jeffrey D. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke and Mr. Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC. As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings,

LLC, Sander M. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

Our credit agreement consists of a revolving credit facility in the amount of $20.0 million and a term loan facility in the amount of $80.0 million. The facility matures on October 1, 2012. At March 31, 2009, we had outstanding borrowings of $42.6 million under the term loan facility (before debt discount) bearing interest at a rate of LIBOR plus a margin of 2.75%. At March 31, 2009, we had no outstanding borrowings under the revolving credit facility. As a result of $4.2 million of outstanding letters of credit for certain real estate leases, the amount available for future borrowing under the revolving credit facility was $15.8 million at March 31, 2009. In connection with the repayment of the term loan, the Company will incur a non-cash, non-recurring charge of approximately $1.7 million to reflect the extinguishment of the debt.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is listed on the NYSE under the symbol “DUF.” On May 12, 2009, the last reported sale price per share of our Class A common stock on the NYSE was $15.09. At the close of business on May 12, 2009, there were 492 Class A common stockholders of record. The table below sets forth, for the periods indicated, the high and low closing sales prices per share of our Class A common stock, as reported by the NYSE. We have not paid any cash dividends. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determinations (including the size of our quarterly dividend described below) will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant. It is our present intention to institute a $0.05 per share quarterly dividend to holders of record of shares of our Class A common stock, as soon as practical following the repayment of our term-loan and termination of our credit agreement, or receipt of a waiver thereunder permitting such dividend. There can be no assurance when, if at all, either the termination or the waiver will occur. Any decision to terminate the credit agreement will depend on a number of factors, including our then current liquidity.

	High	Low
Year Ending December 31, 2009
First Quarter	$19.14	$12.84
Second Quarter (through May 12, 2009)	$19.78	$15.09
Year Ended December 31, 2008
First Quarter	$19.71	$10.86
Second Quarter	$19.21	$15.44
Third Quarter	$21.45	$14.92
Fourth Quarter	$20.65	$9.08
Year Ended December 31, 2007
Third Quarter (since September 28, 2007)	$18.85	$17.00
Fourth Quarter	$21.75	$18.50

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2009:

•	on an actual basis;
•	on an as adjusted basis giving effect to (i) the completion of this offering and the anticipated use of proceeds, and (ii) the estimated impact of the tax receivable agreement associated with the redemption of New Class A Units by the Company in connection with this offering.

This table should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2009
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$49,376	$52,626
Total debt	$42,663	$—
Class A Common stock, par value $0.01 per share; 100,000,000 shares authorized; 15,904,677 shares issued and outstanding, actual, and 22,904,677 shares issued and outstanding, as adjusted	159	229
Class B common stock, par value $0.0001 per share, 50,000,000 shares authorized; 20,877,605 shares issued and outstanding, actual, and 17,377,605 shares issued and outstanding, as adjusted	2	2
Additional paid-in capital	104,703	163,227
Accumulated and other comprehensive income	(348)	(348)
Retained earnings	638	638
Total stockholders' equity of Duff & Phelps Corporation	105,154	163,748
Noncontrolling interest	136,104	123,178
Total stockholders' equity	241,258	286,926
Total capitalization	$283,921	$286,926

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of common stock by a Non-U.S. Stockholder. For purposes of this discussion, a Non-U.S. Stockholder is a beneficial owner of our Class A common stock who is treated for U.S. federal tax purposes as:

•	a non-resident alien individual;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of a jurisdiction other than the U.S. or any state or political subdivision thereof;
•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, other than a trust that (i) is subject to the primary supervision of a court within the U.S. and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes. Also, a beneficial owner who is a partner in a partnership or other flow-through entity that holds our Class A common stock should consult its own tax advisor regarding the U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock.

This summary assumes that our Class A common stock is held as a capital asset (generally, property held for investment). The discussion does not address all of the U.S. federal income tax and estate tax considerations that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to Non-U.S. Stockholders that may be subject to special treatment under U.S. federal tax laws. Furthermore, this summary does not discuss any aspects of state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Class A common stock is advised to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of our Class A common stock.

Dividends

We have not paid any cash dividends. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determination will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the board of directors may deem relevant. Any dividend paid to a Non-U.S. Stockholder with respect to our Class A common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Stockholder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN in order to obtain the benefit of such right. If, however, the Non-U.S. Stockholder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the United States, the dividend will not be subject to withholding. Instead, subject to an applicable income tax treaty providing otherwise, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to “branch profits tax.”

Sale or Disposition of Common Stock

Except as otherwise discussed below, a Non-U.S. Stockholder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the Class A common stock unless (i) such gain is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, (ii) the Non-U.S. Stockholder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met, (iii) the Non-U.S. Stockholder is subject to provisions applicable to certain United States expatriates, or (iv) we are or become a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes. We do not believe that we are or will become a USRPHC.

Information Reporting and Backup Withholding

Annual reporting to the IRS and to each Non-U.S. Stockholder will be required as to the amount of dividends paid to such stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder's country of residence. Dividends paid to a Non-U.S. Stockholder may be subject to withholding as described above under “Dividends,” but generally are not subject to “backup withholding” if the Non-U.S. Stockholder properly certifies as to its Non-U.S. status (usually by completing an IRS Form W-8BEN, including any claim to reduced withholding under an applicable income tax treaty). Treasury regulations contain special rules for determining whether an income tax treaty benefit depends upon the residence of an entity that is a holder of our Class A common stock or upon the residence of the holders of an interest in the entity.

The payment of the proceeds of the sale or other taxable disposition of the Class A common stock to or through the United States office of a broker is subject to information reporting. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of the Class A common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder may be refunded or credited against such stockholder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Estate Tax

A non-resident alien individual should note that shares of Class A common stock held by (i) such individual or (ii) an entity created by such individual and included in such individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers), will be, absent an applicable treaty, treated as U.S. situs property subject to U.S. federal estate tax. Accordingly, stockholders who are Non-U.S. Stockholders may be subject to U.S. federal estate tax on all or a portion of the value of the Class A common stock owned at the time of their death. Prospective individual stockholders who are Non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with respect to our Class A common stock.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. serving as sole bookrunner, is the representative of the underwriters. William Blair & Company, L.L.C. is serving as co-lead manager.

Underwriters	Number of Shares
Goldman, Sachs & Co.	4,200,000
William Blair & Company, L.L.C.	1,540,000
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC	630,000
Keefe, Bruyette & Woods, Inc.	630,000
Total	7,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,050,000 shares from the Company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts offered by the Company are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,050,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$0.7375	$0.7375
Total	$5,162,500	$5,936,875

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.4425 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

The Company and some of the unitholders of D&P Acquisitions, including its directors and executive officers, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus supplement continuing through September 30, 2009, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans or to certain acquisitions.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company's Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Company's Class A common stock. As a result, the price of the Company's Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or
•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a `prospectus` within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $550,000, all of which will be paid by the Company.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for Duff & Phelps Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the shares of Class A common stock offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income/(loss), and cash flows for the year ended December 31, 2008 and the period from October 4, 2007 to December 31, 2007; the consolidated statements of operations, unitholders' equity and comprehensive income/(loss), and cash flows of Duff & Phelps Acquisitions, LLC for the period from January 1, 2007 to October 3, 2007 and the year ended December 31, 2006, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, have been incorporated by reference therein, upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 and 2007 consolidated financial statements of Duff & Phelps Corporation and subsidiaries refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation and the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part, and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2008;
(b)	Quarterly Report on Form 10-Q for the year ended March 31, 2009;
(c)	Current Report on Form 8-K, dated April 24, 2009;
(d)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2009 (portions incorporated by reference in our Annual Report on Form 10-K); and
(e)	Registration Statement on Form 8-A dated September 20, 2007.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations
Duff & Phelps Corporation
55 East 52nd Street, 31st Floor
New York, New York 10055
Telephone: (212) 871-2000

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Room or on our website at http://www.duffandphelps.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

PROSPECTUS

$500,000,000

Common Stock
Preferred Stock
Debt Securities

3,375,000 Shares of Common Stock
Offered by the Selling Shareholder

We may, from time to time, offer to sell together or separately in one or more offerings up to $500,000,000 of:

•	common stock;
•	preferred stock; and
•	debt securities, which may be convertible or non-convertible.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

In addition, the selling stockholder as described in this prospectus may offer, from time to time, sell up to a total of 3,375,000 shares of our common stock. In the prospectus supplement relating to any sales by the selling stockholder, we will identify the number of shares of common stock that the selling stockholder will be offering for sale. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

We or the selling security holder may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “DUF.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $500,000,000, and the selling stockholder may, from time to time, sell common stock in one or more offerings, up to a total of 3,375,000 shares our common stock.

This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities described in this prospectus or the selling stockholder sell common stock, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “the “Company,” “we,” “us,” “our” and “Successor” to Duff & Phelps Corporation, a Delaware corporation and its consolidated subsidiaries for periods subsequent to October 3, 2007, the date we consummated our initial public offering (“IPO”) and related transactions. References to “Predecessor” refer to D&P Acquisitions, LLC and its subsidiaries (“D&P Acquisitions”) prior to the IPO. D&P Acquisitions was comprised of certain consolidated entities under the common ownership of D&P Acquisitions.

i

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Business

We are a leading provider of independent financial advisory, corporate finance consulting and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments in the areas of valuation, transactions, financial restructuring, disputes and taxation. We believe the Duff & Phelps brand is associated with a high level of professional service and integrity, knowledge leadership and independent, trusted advice. With 975 experienced and credentialed client service professionals at December 31, 2008, we serve a global client base through offices in 24 cities, comprised of offices in 18 U.S. cities, including New York, Chicago, Dallas and Los Angeles, and six international offices located in Amsterdam, London, Munich, Paris, Shanghai and Tokyo.

Prior to January 1, 2009, we have provided our services through our Financial Advisory and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, corporate finance consulting, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Investment Banking segment provides mergers and acquisitions advisory services, transaction opinions and restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations. We serve a broad base of clients and work collaboratively to identify and capture new business opportunities. For the year ended December 31, 2008, we generated 81% of our revenues from our Financial Advisory segment and 19% of our revenues from our Investment Banking segment. Effective January 1, 2009, we changed the structure of our internal organization in a manner that causes the composition of our reportable segments to change. In order to align our segment reporting with the focus of our business in 2009 and beyond, the Corporate Finance Consulting business, formerly part of Financial Advisory, has become a stand-alone segment for the purpose of future reporting. We provide our services globally to a wide variety of companies who are in need of industry-leading, customized financial advice. Our clients include publicly-traded and privately-held companies, government entities, and investment firms such as private equity firms and hedge funds. Additionally, we maintain extensive relationships with law, accounting and investment banking firms from whom we receive referral business.

We have a collaborative culture that is based on a team approach. This approach promotes the cross-selling of new business opportunities across practice groups and enables us to deliver the most appropriate Duff & Phelps professionals to meet a client’s needs. In addition, our integrated, multi-disciplinary approach enables us to cross-staff our professionals across multiple service lines to better manage the utilization of our staff. We believe that, as a result of our firm’s culture, global scale, broad service offering and strong brand name, Duff & Phelps provides an attractive career platform, which allows us to attract and retain highly qualified professionals.

Our History

The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings, Ltd. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the Duff & Phelps business, was acquired by Webster Financial Corporation (“Webster”). In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick Partners LLC (“Lovell Minnick”).

In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar Capital Partners (“Vestar”), another leading private equity firm, to acquire the Corporate Value Consulting business (“CVC”) from the Standard & Poor’s division of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). CVC was formed in the 1970s, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PricewaterhouseCoopers and were subsequently acquired by McGraw-Hill in 2001. In connection with the acquisition of CVC, D&P Acquisitions was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin Capital Partners, LLC, an independent specialty investment bank providing restructuring advisory services.

The Company was incorporated on April 23, 2007 as a holding company for the purpose of facilitating the IPO, which closed on October 3, 2007, and to become the sole managing member of D&P Acquisitions.

Our principal executive offices are located at 55 East 52nd Street, 31st Floor, New York, New York 10055 and our telephone number at that address is (212) 871-2000. Our website address is www.duffandphelps.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 15 of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Successor			Predecessor					Initial Predecessor(2)
	Year Ended December 31, 2008	Period from October 4 to December 31, 2007		Period from January 1 to October 3, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005		Period from March 15, to December 31, 2004	Period from January 1 to March 14, 2004
Ratio of Earnings to Fixed Charges(1)	5.0x	—	(3)	1.9x	2.2x	—	(4)	4.1x	— (5)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges are the sum of interest and related expenses and one third of rent expense, which represents our estimate of the interest component of rent expense.
(2)	The term “Initial Predecessor” refers to Duff & Phelps, LLC prior to its acquisition on March 15, 2004 by Webster to an investor group consisting of management and Lovell Minnick. Prior to March 15, 2004, Duff & Phelps, LLC was a majority-owned subsidiary of Webster, which owned approximately 73% of Duff & Phelps, LLC’s outstanding equity interests.
(3)	The amount of deficiency was approximately $13.4 million.
(4)	The amount of deficiency was approximately $12.1 million.
(5)	The amount of deficiency was approximately $0.6 million.

As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $.01 per share, 50,000,000 shares of Class B common stock, par value $.0001 per share and 50,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

As of December 31, 2008, there were 14,718,862 shares of Class A common stock (including 1,247,936 outstanding restricted stock awards) and 20,889,201 shares of Class B common stock outstanding.

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

In the event of our merger or consolidation with or into another entity in connection with which shares of our Class A common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our Class A common stock will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions, holders (other than Duff & Phelps Corporation) of fully vested membership interests of D&P Acquisitions (“New Class A Units”) may exchange these New Class A Units with D&P Acquisitions for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The holders of New Class A Units also own one share of the Company’s Class B common stock for each New Class A Unit. The New Class A Units are exchangeable on a one-for-one basis for shares of the Company’s Class A common stock. In connection with any such exchange, a corresponding number of shares of Class B common stock will be cancelled.

Class B common stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our Amended and Restated

Certificate of Incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our Amended and Restated Certificate of Incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Duff & Phelps. However, holders of Class B common stock may receive additional shares of Class B common stock proportionally with respect to each outstanding share of our Class B common stock in connection with a stock split effected in Class A common stock.

No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities and Transactions with Lovell Minnick and Vestar

In recognition that directors, officers, stockholders, members, managers and/or employees of Lovell Minnick and Vestar and their respective affiliates may serve as our directors and/or officers, and that Lovell Minnick and Vestar may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our Amended and Restated Certificate of Incorporation provides for the allocation of certain corporate opportunities between us on the one hand, and Lovell Minnick and Vestar, on the other hand. As set forth in our Amended and Restated Certificate of Incorporation, neither Lovell Minnick nor Vestar, nor any director, officer, stockholder, member, manager or employee of Lovell Minnick or Vestar has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. In the event that Lovell Minnick or Vestar acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and Lovell Minnick and Vestar will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if a director or officer of our company who is also a director, officer, member, manager or employee of Lovell Minnick or Vestar acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and Lovell Minnick and/or Vestar, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of the Company.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as Lovell Minnick and Vestar, whose ownership interests shall be counted together as a group, beneficially own less than 20% of us.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DUF.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be convertible or non-convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be secured or unsecured;
•	whether the debt securities are convertible into other securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to security and release of the guarantees), if any;
•	any restriction or condition on the transferability of the debt securities;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and
•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by Shinsei Bank, Limited, a Japanese corporation, who we refer to as the “selling stockholder” in this prospectus, which purchased 3,375,000 shares of Class A common stock in a private placement on September 1, 2007. The selling stockholder is currently permitted to sell up to 75% of its Class A common stock and on or after September 5, 2009, 100% of its Class A common stock.

Information about the selling stockholder, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	through a combination of any of these methods.

We are also registering the shares of common stock covered by this prospectus for the selling stockholder. The common stock may be sold from time to time by the selling stockholder. Such sales may be made in the over-the-counter market at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholder may sell the common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We or the selling stockholder may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholder, as applicable, to close out its short positions;
•	sell securities short and redeliver such shares to close out our or the selling stockholder’s short positions;
•	enter into option or other types of transactions that require us or the selling stockholder, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or
•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholder may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholder will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholder may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholder will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholder may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholder may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholder may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholder receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholder may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholder may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholder may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholder will enter into such delayed contracts only with institutional purchasers that we or the selling stockholder, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholder may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Class A common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss), and cash flows for the year ended December 31, 2008 and the period from October 4, 2007 to December 31, 2007; the consolidated statements of operations, unitholders’ equity and comprehensive income/(loss), and cash flows of Duff & Phelps Acquisitions, LLC for the period from January 1, 2007 to October 3, 2007 and the year ended December 31, 2006, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 and 2007 consolidated financial statements of Duff & Phelps Corporation and subsidiaries refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation and the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, which reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this discussion are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors section that are included in our Annual Report on Form 10-K and our other filings under the Exchange Act which are incorporated by reference in this prospectus. These risks are not exhaustive. Other sections of this prospectus and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement, of which this prospectus is a part, and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplements, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 26, 2009;
•	Portion of the Definitive Proxy Statement on Schedule 14A filed on March 16, 2009, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and
•	The description of our common stock set forth in our registration statement on Form 8-A filed on September 20, 2007, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investors Relations
Duff & Phelps Corporation
55 East 52nd Street, 31st Floor
New York, New York 10055
Telephone: (212) 871-2000

In reviewing the agreements included as exhibits to the registration statement (whether incorporated by reference to earlier filings or otherwise), of which this prospectus or any prospectus supplement is a part, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Prospectus Supplement

Prospectus

7,000,000 Shares

Duff & Phelps Corporation

Class A Common Stock

Goldman, Sachs & Co.

William Blair & Company
Fox-Pitt Kelton Cochran Caronia Waller
Keefe, Bruyette & Woods